EXHIBIT 99.1

HUB GROUP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2003


Downers Grove, IL, May 1, 2003 - Hub Group, Inc. (NASDAQ: HUBG) reported results of operations for the quarter ended March 31, 2003.

Revenue for the quarter increased 7.9% to $329.3 million in 2003 from $305.3 million in 2002. Intermodal revenue increased 8.5% from $214.9 million in 2002 to $233.2 million in 2003. Due primarily to a strategic decision to support logistics customer growth with traditional brokerage resources, truckload brokerage revenue decreased 8.9% from $53.5 million in 2002 to $48.7 million in 2003. Supply chain solutions logistics revenue increased 80.5% from $17.6 million in 2002 to $31.8 million in 2003. Revenue at Hub Group Distribution Services decreased 19.8% to $15.5 million in 2003 from $19.3 million in 2002 due to the previously disclosed loss of a large logistics customer in 2002 partially offset by an increase in installation business.

On a per share basis, the Company had earnings of $0.18 per share in 2003 compared to $0.12 per share in the first quarter of 2002. Gross margin as a percentage of revenue decreased to 12.8% from 13.4%. Salaries and benefits as a percentage of revenue decreased to 7.1% from 7.7% in 2002 attributed primarily to an increase in revenue and a decrease in headcount. Selling, general and administrative expenses as a percentage of revenue decreased to 3.6% in 2003 from 3.8 % in 2002.

Hub's chairman, Phillip C. Yeager, stated: "In spite of a mixed economic climate, we experienced our strongest first quarter revenue growth rate in the last three years. We are especially pleased with the significant growth of our supply chain solutions service offering, which is supported by our established network of logistics operating centers and salespeople strategically located throughout the country. Hub handled $24 million of additional business in 2003 while holding operating costs constant thanks to our productivity improvements and systems enhancements. As our momentum builds we remain focused on controlling costs and enhancing margins. This quarter's bottom line results represent another positive step in restoring our historical levels of profitability."

Statements in this press release that are not historical, including statements regarding Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but no limited to, the annual report on Form 10-K for the year ended December 31, 2002. Hub Group assumes no liability to update any such forward-looking statements.

Hub Group Inc. is a leading non-asset based freight transportation management company providing comprehensive intermodal, highway transportation, logistics, distribution services, railcar and airfreight services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

                                 HUB GROUP, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                    Three Months
                                                                                   Ended March 31,
                                                                          --------------------------------
                                                                                 2003            2002
                                                                          ---------------- ---------------
Revenue                                                                    $     329,284    $    305,299

Transportation costs                                                             287,234         264,290
                                                                          ---------------- ---------------
   Gross margin                                                                   42,050          41,009

Costs and expenses:
  Salaries and benefits                                                           23,328          23,597
  Selling, general and administrative                                             11,788          11,513
  Depreciation and amortization of property and equipment                          2,561           2,672
                                                                          ---------------- ---------------
   Total costs and expenses                                                       37,677          37,782

   Operating income                                                                4,373           3,227
                                                                          ---------------- ---------------

Other income (expense):
  Interest expense                                                                (2,084)         (2,286)
  Interest income                                                                     50              67
  Other, net                                                                         (36)             62
                                                                          ---------------- ---------------
   Total other expense                                                            (2,070)         (2,157)

Income before minority interest and provision for income taxes                     2,303           1,070
                                                                          ---------------- ---------------

Minority interest                                                                     -             (524)
                                                                          ---------------- ---------------
Income before provision for income taxes                                           2,303           1,594

Provision for income taxes                                                           944             654
                                                                          ---------------- ---------------

Net income                                                                 $       1,359    $        940
                                                                          ================ ===============

Basic earnings per common share                                            $        0.18    $       0.12
                                                                          ================ ===============
Diluted earnings per common share                                          $        0.18    $       0.12
                                                                          ================ ===============


Basic weighted average number of shares outstanding                                7,709           7,709
                                                                          ================ ===============
Diluted weighted average number of shares outstanding                              7,722           7,714
                                                                          ================ ===============